EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Concurrent Computer Corporation Announces
Fourth Quarter and Fiscal Year 2007 Financial Results

Fourth Quarter Revenue up 31% and Strong Balance Sheet!

ATLANTA, Georgia, August 17, 2007 – Concurrent (Nasdaq: CCUR), a worldwide leader of on-demand technology and real-time computing technology, today announced its results for the fourth quarter and fiscal year ended June 30, 2007.

Fourth Quarter Results:
In the fourth quarter of fiscal 2007, company-wide revenue aggregated $21.1 million compared to $16.1 million in the third quarter of fiscal 2007, an increase of 31%.  Revenue from Concurrent’s on-demand product line totaled $14.0 million for the fourth quarter of fiscal 2007 compared to $10.3 million in the third quarter of fiscal 2007, an increase of 35%.  Revenue from the Company’s real-time product line totaled $7.1 million for the fourth quarter of fiscal 2007 compared to $5.8 million in the third quarter of fiscal 2007, an increase of 23%.

The net loss for the fourth quarter of fiscal 2007 was $712,000, or a loss of $0.01 per fully diluted share, compared to a net loss of $3.1 million, or a loss of $0.04 per fully diluted share, in the third quarter of fiscal 2007.  Consolidated gross margins for the fourth quarter of fiscal 2007 were 48% compared to 49% in the third quarter of fiscal 2007.  The gross margins decreased primarily due to additional severance charges recorded to service cost sales.

“I am very pleased with our fourth quarter results,” said Gary Trimm, Concurrent president and chief executive officer.  He added, “We shored-up our balance sheet with total assets now over $74.1 million and we had very strong sales growth.  Our real-time business improved significantly in the quarter, including over $1 million in sales of real-time operating system software. Our on-demand business continued a string of improving quarterly results fueled, in large part, by the success of the new MediaHawk 4500 System.  The net loss of $712,000 includes a charge for $750,000 in severance pay, over $1.2 million of depreciation and amortization expense, and $240,000 of share-based compensation expense.  Considering these factors, we believe we’ve built a strong foundation for fiscal year 2008 and I am encouraged by our opportunities.”

For More Information Contact:
Concurrent • Kirk Somers • Executive Vice President • (678) 258-4000

Fiscal Year 2007 Results:
Company-wide revenue for fiscal year 2007 totaled $69.1 million compared to $71.6 million in fiscal year 2006, a decrease of 3%.    For fiscal 2007, revenue from the Company’s on-demand product line totaled $43.2 million compared to $37.6 million in the prior year, an increase of 15% while revenue from the Company’s real-time product line totaled $25.9 million in fiscal year 2007 compared to $34.0 million in fiscal year 2006, a decrease of 24%.  For fiscal year 2007, the Company reported a net loss of $12.2 million, or a loss of $0.17 per fully diluted share, compared to a net loss of $9.3 million, or a loss of $0.14 per fully diluted share, for fiscal year 2006. The fiscal year 2007 results include approximately $2 million of severance expenses. Cash at the end of the fiscal year 2007 totaled $20.4 million compared to $14.4 million at the end of fiscal year 2006, an increase of $6.0 million due, in part, to net proceeds of $12.6 million from the private placement of 11.2 million shares of Concurrent common stock and warrants in May 2007.

Concurrent Computer Corporation will hold a conference call to discuss these results on Friday, August 17, 2006 at 10:00 a.m. E.D.T., which will be broadcast live over the Internet on the company’s web page at www.ccur.com, Investor Relations page.

About Concurrent
Concurrent (NASDAQ: CCUR) is a leading provider of high-performance, real-time Linux software and solutions for commercial and government markets.  For 40 years Concurrent’s best-of-breed products have enabled a range of time-critical solutions including: modeling and simulation, high speed data acquisition, visual imaging, low latency transaction processing and on-demand television.  Concurrent’s on-demand television applications are utilized by major service providers in the cable and IPTV industries to deliver video-on-demand (VOD) and, through subsidiary company Everstream, measure the effectiveness of interactive television.  Concurrent is a global company with regional offices in North America, Europe, Asia and Australia, and has products actively deployed in more than 24 countries.  Concurrent’s products and services are recognized for being uniquely flexible, comprehensive, robust and reliable.  For more information, please visit www.ccur.com.

For More Information Contact:
Concurrent • Kirk Somers • Executive Vice President • (678) 258-4000

Certain statements made or incorporated by reference in this release may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws.  Examples of forward looking statements in this press release include, without limitation, our expectation with regard to fiscal year 2008 results. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: our ability to keep our customers satisfied;  delays or cancellations of customer orders; changes in product demand; economic conditions; our ability to satisfy the financial covenants in the credit agreement; various inventory risks due to changes in market conditions; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products; rapid technology changes; system errors or failures; reliance on a limited number of suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of competition on the pricing of on-demand products; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new on-demand and real-time products; the availability of Linux software in light of issues raised by SCO Group; capital spending patterns by a limited customer base; privacy issues regarding data collection; the success of our relationship with Alcatel and Novell; and the availability of debt or equity financing to support our liquidity needs if cash flow does not improve.

Other important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission (the SEC) on September 1, 2006 and our Form 10-Q for the second quarter of 2007 filed with the SEC on February 9, 2007, and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K, Form 10-Q and Form S-3 under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

For More Information Contact:
Concurrent • Kirk Somers • Executive Vice President • (678) 258-4000

Concurrent Computer Corporation, its logo and Everstream and it’s logo are registered trademarks of Concurrent Computer Corporation. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.  Linux® is used pursuant to a sublicense from the Linux Mark Institute.

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Note to Editors: For additional company or product information from Concurrent, please contact Concurrent, 4375 River Green Parkway, Suite 100, Duluth, GA  30096. Call toll free in the U.S. and Canada at (877) 978-7363, fax (678) 258-4199.  Readers can also access information through the company's Web site at www.ccur.com.

For More Information Contact:
Concurrent • Kirk Somers • Executive Vice President • (678) 258-4000

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2007	2006	2007	2006

Revenues:
Product	$15,040	$10,766	$46,549	$49,592
Service	6,046	5,150	22,600	22,020
Total revenues	21,086	15,916	69,149	71,612

Cost of sales:
Product	8,008	6,102	25,982	25,010
Service	2,959	2,689	10,806	11,233
Total cost of sales	10,967	8,791	36,788	36,243

Gross margin	10,119	7,125	32,361	35,369

Operating expenses:
Sales and marketing	4,381	4,161	16,366	16,576
Research and development	4,270	4,693	17,616	18,783
General and administrative	2,421	2,293	10,172	9,590
Total operating expenses	11,072	11,147	44,154	44,949

Operating loss	(953)	(4,022)	(11,793)	(9,580)

Other income (expense) - net	238	(61)	80	749
Loss before income taxes and cumulative effect of change in accounting principle	(715)	(4,083)	(11,713)	(8,831)

Provision (benefit) for income taxes	(3)	104	458	191

Net loss before cumulative effect of change in accounting principle	(712)	(4,187)	(12,171)	(9,022)

Cumulative effect of accounting change (net of taxes)	-	(323)	-	(323)

Net loss	$(712)	$(4,510)	$(12,171)	$(9,345)

Basic net loss per share	$(0.01)	$(0.06)	$(0.17)	$(0.14)

Diluted net loss per share	$(0.01)	$(0.06)	$(0.17)	$(0.14)

Basic weighted average shares outstanding	77,093	71,503	72,964	68,988

Diluted weighted average shares outstanding	77,093	71,503	72,964	68,988

Concurrent Computer Corporation
 Condensed Consolidated Balance Sheets
(In Thousands)

	June 30,	March 31,	June 30,
	2007	2007	2006
	(unaudited)	(unaudited)

ASSETS
Cash and cash equivalents	$20,416	$8,750	$14,423
Trade accounts receivable, net	20,987	14,427	15,111
Inventories	3,457	4,587	6,164
Prepaid expenses and other current assets	934	1,921	1,578
Total current assets	45,794	29,685	37,276

Property, plant and equipment, net	4,303	4,893	6,015
Intangible assets, net	7,699	7,971	8,787
Goodwill	15,560	15,560	15,560
Other long-term assets	777	908	1,120
Total assets	$74,133	$59,017	$68,758

LIABILITIES
Accounts payable and accrued expenses	$15,566	$12,873	$11,581
Revolving bank line of credit	-	1,077	-
Notes payable to bank, current portion	-	-	1,034
Short term note payable	-	71	-
Deferred revenue	7,996	7,708	7,277
Total current liabilities	23,562	21,729	19,892

Long-term deferred revenue	1,053	911	1,602
Revolving bank line of credit	1,077	-	-
Notes payable to bank, less current portion	-	-	549
Other long-term liabilities	1,846	3,184	2,941
Total liabilities	27,538	25,824	24,984

STOCKHOLDERS' EQUITY
Common stock	829	717	716
Additional paid-in capital	202,819	190,091	189,409
Accumulated deficit	(157,971)	(157,259)	(145,800)
Treasury stock, at cost	(3)	-	(13)
Accumulated other comprehensive income (loss)	921	(356)	(538)
Total stockholders' equity	46,595	33,193	43,774
Total liabilities and stockholders' equity	$74,133	$59,017	$68,758